LARRY W. MOSLEY

Certified Public Accountant, PC

January 3, 2013

Data Call Technologies Corp.
Attn: Board of Directors

Re: Letter of Resignation

Gentlemen:

Please accept this as my letter of resignation as Chief Financial Officer and a Director of Data Call Technologies Corp. (the "Company"), effective immediately, Wednesday, January 3, 2013. I am submitting my resignation so that I can pursue other business opportunities. I have had no disagreements with the Company on any matter relating to the Company's operations, policies or practices.

Respectfully submitted,

Larry Mosley

8323 Southwest Frwy, Suite 510 • Houston, Texas 77074 • (713) 278-2252 Fax: (713) 278-2421